Exhibit d.3

[Form of Subscription and Information Agent Agreement]

SUBSCRIPTION AND INFORMATION AGENT AGREEMENT

This SUBSCRIPTION AND INFORMATION AGENT AGREEMENT (the "Agreement") is made and entered into as of December 23, 2004 between TECHNOLOGY INVESTMENT CAPITAL CORP. (the "Company"), a Maryland corporation, EQUISERVE, INC., a Delaware corporation and its fully owned subsidiary EQUISERVE TRUST COMPANY, N.A., a national banking association (collectively, the "Agent" or individually "EQI" and the "Trust Company", respectively) and relates to the prospectus (the "Prospectus") included in the Registration Statement on Form N-2, File No. 333-119879, that was filed by the Company with the Securities and Exchange Commission on October 21, 2004, as amended by any amendment filed with respect thereto from time to time (the "Registration Statement"). When used hereunder, the term "Agent" shall mean EQI and the Trust Company treated as one and the same person, with joint and several liability with respect to any term or provision of this Agreement.

WHEREAS, the Company proposes to make a subscription offer by issuing certificates or other evidences of subscription rights, in the form designated by the Company (the "Subscription Certificates") to shareholders (the "Shareholders") of record (the "Record Date Shareholders") of its Common Stock, par value $0.01 per share (the "Common Stock"), as of a record date specified by the Company (the "Record Date"), pursuant to which each Record Date Shareholder will have certain rights (the "Rights"), or any transferee of the Record Date Shareholders (such Record Date Shareholder or transferee holding Rights, the "Rights Holders"), to subscribe for shares of Common Stock, as described in and upon such terms as are set forth in the Prospectus, a final copy of which has been or, upon availability will promptly be, delivered to the Agent; and

WHEREAS, the Company wishes the Agent to perform certain acts on behalf of the Company, and the Agent is willing to so act, in connection with the distribution of the Subscription Certificates and the issuance and exercise of the Rights to subscribe therein set forth, all upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.    Appointment.

The Company hereby appoints the Agent to act as subscription and information agent in connection with the distribution of Subscription Certificates and the issuance and exercise of the Rights in accordance with the terms set forth in this Agreement and the Prospectus and the Agent hereby accepts such appointment.

2.    Form and Execution of Subscription Certificates.

A. Each Subscription Certificate shall be irrevocable. The Agent shall, in its capacity as Agent of the Company, maintain a register of Subscription Certificates and the Rights Holders of record thereof. Each Subscription Certificate shall, subject to the provisions thereof, entitle the record Rights Holders thereof to the following:

(1) The right to acquire during the Subscription Period, as described in the Prospectus, at the Subscription Price, as described in the Prospectus, a number of shares of Common Stock equal to one share of Common Stock for every 3 Rights held by such Rights Holder (the "Primary Subscription"); provided, that any Record Date Stockholder that is issued fewer than 3 Rights will be entitled to subscribe for one share of Common Stock; provided; further, that such entitled is not transferable; and

(2) With respect to Record Date Shareholders only, the right (the "Over-Subscription Privilege") to subscribe for shares of Common Stock, in addition to Shares available pursuant to the Primary Subscription, subject to the availability of such available shares and to the allotment of such shares on a pro rata basis to Record Date Shareholders who exercise their Over-Subscription Privilege on the basis specified in the Prospectus; provided, however, that such Over-Subscription Privilege shall only be available to Record Date Shareholders who have, to the extent permitted, exercised all Primary Subscription Rights issued to such Record Date Shareholders.

3.    Rights and Issuance of Subscription Certificates.

A.    Each Subscription Certificate shall initially evidence the transferable Rights of the Record Date Shareholder therein named to purchase Common Stock upon the terms and conditions set forth in the Prospectus.

B.    Upon receiving written notice from the Company as to the Record Date, signed by any of its duly authorized officers listed on Schedule A attached hereto (the "Authorized Officers"), which Schedule may be amended from time to time in writing by the Company, the Agent shall, from a list of the Company Shareholders as of the Record Date to be prepared by the Agent in its capacity as Registrar and Transfer Agent (the "Transfer Agent") of the Company, prepare and record Subscription Certificates in the names of such Record Date Shareholders, setting forth the number of Rights to subscribe for the Company's Common Stock calculated on the basis of granting one Right for each whole share of Common Stock recorded on the books in the name of each such Record Date Shareholder as of the Record Date; no fractional Rights will be issued. Each Subscription Certificate shall be dated as of the Record Date and shall be executed manually or by facsimile signature of a duly Authorized Officer of the Subscription Agent. Upon receiving written notice from the Company as to the effective date of the Registration Statement, signed by any of its duly Authorized Officers, the Agent shall promptly countersign and deliver the Subscription Certificates, together with a copy of the Prospectus, instruction letter and any other document as the Company deems necessary or appropriate, to all Record Date Shareholders with record addresses in the United States (including its territories and possessions and the District of Columbia). Delivery shall be by first class mail (without registration or insurance), except for those Record Date Shareholders having a registered address outside the United States (who will only receive copies of the Prospectus, instruction letter and other documents as the Company deems necessary or appropriate, if any), delivery shall be by air mail (without registration or insurance) and by first class mail (without registration or insurance) to those Record Date Shareholders having APO or FPO addresses. No Subscription Certificate shall be valid for any purpose unless so executed.

C.    The Agent will mail a copy of the Prospectus, instruction letter, a special notice and other documents as the Company deems necessary or appropriate, if any, but not Subscription Certificates to Record Date Shareholders whose record addresses are outside the United States (including its territories and possessions and the District of Columbia ) ("Foreign Record Date Shareholders"). The Rights to which such Subscription Certificates relate will be held by the Agent for such Foreign Record Date Shareholders' accounts until instructions are received to exercise, sell or transfer the Rights. If no instructions have been received within the timeframe set forth in the Prospectus, the Agent will transfer the Rights of such Foreign Record Date Shareholders to UBS Securities LLC (the "Dealer Manager") which will either purchase the rights or use its best efforts to sell them.

D.    The Agent will perform its duties as subscription, distribution and information agent in accordance with the terms and provisions of the Fee and Service Schedule attached hereto as Schedule B, and shall act at all times in accordance with the description of the subscription offer and the Agent's duties thereto as set forth herein.

4.    Exercise.

A.    Record Date Shareholders may acquire shares of Common Stock pursuant to the Primary Subscription and pursuant to the Over-Subscription Privilege by delivery to the Agent as specified in the Prospectus of (i) the Subscription Certificate with respect thereto, duly executed by such Record Date Shareholder in accordance with and as provided by the terms and conditions of the Subscription Certificate, together with (ii) the estimated aggregate purchase price for all shares of Common Stock subscribed for pursuant to the Primary Subscription and, if applicable, the estimated aggregate purchase price for all shares of Common Stock subscribed for pursuant to the exercise of the Over-Subscription Privilege, as described in the Prospectus and based on the estimated Subscription Price identified therein, in U.S. dollars by money order or check or bank draft drawn on a bank located in the United States, in each case payable in immediately available funds to the order of the Company.

B.    All other Rights Holders may acquire shares of Common Stock pursuant to the Primary Subscription by delivery to the Agent as specified in the Prospectus of (i) the Subscription Certificate with respect thereto, duly executed by such Rights Holder in accordance with and as provided by the terms and conditions of the Subscription Certificate, together with (ii) the estimated aggregate purchase price, as described in the Prospectus and based on the estimated Subscription Price identified therein, in U.S. dollars by money order or check or bank draft drawn on a bank located in the United States, in each case payable in immediately available funds to the order of the Company.

C.    Rights may be exercised at any time after the date of issuance of the Subscription Certificates with respect thereto but no later than 5:00 P.M. New York time on such date as the Company shall designate to the Agent in writing (the "Expiration Time"). For the purpose of determining the time of the exercise of any Rights, delivery of any materials to the Agent shall be deemed to occur when such materials are received at the Shareholder Services Division of the Agent specified in the Prospectus.

D.    Notwithstanding the provisions of Section 4(C) regarding delivery of an executed Subscription Certificate to the Agent prior to the Expiration Time, if prior to such time the Agent receives a Notice of Guaranteed Delivery by facsimile (telecopy) or otherwise from an Eligible Guarantor Institution (as that term is defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended) guaranteeing delivery of (i) payment of the full Subscription Price for the shares of Common Stock subscribed for on Primary Subscription and any additional shares of Common Stock subscribed for pursuant to the Over-Subscription Privilege, and (ii) a properly completed and executed Subscription Certificate, then such exercise of the Primary Subscription and Over-Subscription Privilege shall be regarded as timely, subject, however, to the subsequent receipt by the Agent of the properly completed and duly executed Subscription Certificate and full payment for the shares of Common Stock subscribed for pursuant to the Primary Subscription and the Over-Subscription Privilege, within the applicable timeframes specified in the Prospectus.

E.    Within the applicable timeframe set forth in the Prospectus (the "Confirmation Date"), the Agent shall send to each exercising Rights Holder (or, if shares with respect to which the Rights were issued are held by Cede & Co. or any other depository or nominee, to Cede & Co. or such other depository or nominee) a confirmation showing the number of shares of Common Stock acquired pursuant to the Primary Subscription, and, if applicable, the Over-Subscription Privilege, the per share and total purchase price for such shares of Common Stock, and any additional amount payable to the Company by such Rights Holder or any excess to be refunded by the Company to such Rights Holder in the form of a check and stub, along with a letter, in the case of Record Date Shareholders, explaining the allocation of shares of Common Stock pursuant to the Over-Subscription Privilege.

F.    Any additional payment required from a Rights Holder must be received by the Agent, and any excess payment to be refunded by the Company to a Rights Holder will be mailed by the Agent, within the applicable timeframes specified in the Prospectus. If a Rights Holder does not make timely payment of any additional amounts due in accordance with this Section 4, the Agent will consult with the Company in accordance with Section 5 as to the appropriate action to be taken. The Agent will not issue or deliver shares of Common Stock, or Statements of Holding for shares of Common Stock subscribed for, until payment in full therefore has been received by the Agent, including collection of checks and payment pursuant to Notices of Guaranteed Delivery.

5.    Validity of Subscriptions.

Irregular, incomplete or unpaid subscriptions not otherwise covered by specific instructions herein or from the Company shall be submitted to an Authorized Officer of the Company and handled in accordance with his or her instructions. Such instructions will be documented by the Agent indicating the Authorized Officer and the date thereof.

6.    Over-Subscription.

If, after allocation of shares of Common Stock to all exercising Rights Holders pursuant to the Primary Subscription, there remain any shares of Common Stock which were otherwise subject to the Primary Subscription (the "Remaining Shares"), then the Agent shall allot such Remaining Shares to Record Date Shareholders who (i) have exercised all their Rights to subscribe for shares of Common Stock pursuant to the Primary Subscription, and (ii) indicated on the Subscription Certificate an intent to acquire more than the number of shares issuable to them pursuant to the Primary Subscription. Shares subscribed for pursuant to the Over-Subscription Privilege will be issued to each Record Date Shareholder in the amouns indicated in such Record Date Shareholder's Subscription Certificate; provided, however, if the aggregate number of shares for which Record Date Shareholders have exercised their Over-Subscription Privilege is greater than the Remaining Shares, the Agent shall allocate the Remaining Shares to each Record Date Shareholder exercising its Over-Subscription Privilege on a pro rata basis, determined by reference to the total number of Rights originally issued to each Record Date Shareholder. The percentage of Remaining Shares each over-subscribing Record Date Shareholder may acquire will be rounded down to the nearest whole number or fraction thereof so as to result in delivery of whole shares of Common Stock. The Agent shall advise the Company immediately upon the completion of the allocation set forth above as to the total number of shares subscribed and distributable.

7.    Delivery of Shares.

The Agent will deliver (i) certificates or Statements of Holding reflecting new shares of Company Common Stock, representing those shares of Common Stock purchased pursuant to exercise of Primary Subscription Rights as soon as practicable after the corresponding Rights have been validly exercised and full payment for such shares has been received and cleared and (ii) certificates or Statements of Holding representing those shares purchased pursuant to the exercise of the Over-Subscription Privilege as soon as practicable after the Expiration Time and after all allocations have been effected.

With respect to participants in the Company's dividend reinvestment plan, the Agent will take the steps necessary to credit any shares that they acquire pursuant to the Primary Subscription or the Over-Subscription Privilege to such Shareholders' dividend reinvestment accounts in the plan. With respect to Shareholders whose shares are held of record by any depository or nominee on their behalf or their broker-dealers' behalf, the Agent will take the steps necessary to credit any shares that such Shareholders acquire pursuant to the Primary Subscription or the Over-Subscription Privilege to the account of the depository or nominee. With respect to all other Rights Holders, the Agent shall mail stock certificates for all shares of Common Stock acquired pursuant to the Primary Subscription or the Over-Subscription Privilege after payment for all shares subscribed for has cleared.

8.    Holding Proceeds of Rights Offering.

A.    All proceeds received by the Agent from Rights Holders in respect of the exercise of Rights shall be held by the EQI, on behalf of the Company, in a segregated account (the "Account"). Interest shall accrue at a rate equal to the Federal Funds Rate, for the benefit of the Company and not for the benefit of the Agent or Rights Holders who have submitted Subscription Certificates, on funds held in the Account pending disbursement in the manner described in this Section 8 and Sections 4(E) and (F) above. "Federal Funds Rate" shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or if such day is not a business day, for the next preceding business day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a business day, the average of quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Company.

B.    EQI shall deliver all proceeds received in respect of the exercise of Rights, other than those proceeds disbursed in accordance with Sections 4(E) and (F) above, to the Company as promptly as practicable, but in no event later than ten (10) Business Days after the Confirmation Date.

C.    The Company acknowledges that the bank accounts maintained by EQI in connection with the services provided under this Agreement will be in EQI's name.

9.    Reports.

From day to day during the period commencing on the date of mailing of the Subscription Certificates, until the Expiration Time and for the period of time immediately thereafter, the Agent will report by telephone or telecopier (confirmed by letter) to an Authorized Officer of the Company or its designated representative, data regarding (i) the names and addresses of all Rights Holders exercising Rights, (ii) the total number of Rights exercised by each Rights Holder during the immediately preceding day, (iii) the total number of Rights verified to be in proper form for exercise, rejected for exercise and being processed, and payments received thereto, (iv) with respect to the Dealer Manager and each soliciting dealer, the number of Rights exercised on forms indicating the Dealer Manager or such soliciting dealer, as the case may be, as the broker-dealer with respect to such exercise, and (v) any such other information as may be reasonably requested by the Company or such designated representative; and will report by telephone or telecopier (confirmed by letter), not later than 5:00 P.M., New York City time, on the first business day following the Expiration Time, (i) the total number of Rights verified to be in proper form for exercise, rejected for exercise and being processed, and payments received thereto, (ii) with respect to the Dealer Manager and each soliciting dealer, the number of Rights exercised on forms indicating the Dealer Manager or such soliciting dealer, as the case may be, as the broker-dealer with respect to such exercise, and (iii) any such other information as may be reasonably requested by the Company or such designated representative.

10.    Loss or Mutilation.

If any Subscription Certificate is lost, stolen, mutilated or destroyed, the Agent may, on such terms which will indemnify and protect the Company and the Agent as the Agent may in its reasonable discretion impose on the relevant Rights Holder (which shall, in the case of a mutilated Subscription Certificate include the surrender and cancellation thereof), issue a new Subscription Certificate to such Rights Holder of like denomination in substitution for the Subscription Certificate so lost, stolen, mutilated or destroyed.

11.    Compensation for Services.

The Company agrees to pay to the Agent compensation for its services as the Agent hereunder in accordance with its Fee and Service Schedule attached hereto as Schedule B. The Company further agrees that it will reimburse the Agent for its reasonable out-of-pocket expenses incurred in the performance of its duties as such.

12.    Instructions, Indemnification and Limitation of Liability.

The Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions:

A.    The Agent shall be entitled to rely upon any instructions or directions expressly furnished to it by an Authorized Officer of the Company, whether in conformity with the provisions of this Agreement or constituting a modification hereof or a supplement hereto. Without limiting the generality of the foregoing or any other provision of this Agreement, the Agent, in connection with its duties hereunder, shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any instruction or direction from an Authorized Officer of the Company which conforms to the applicable requirements of this Agreement and which the Agent reasonably believes to be genuine and the Agent shall not be liable for any delays, errors or loss of data occurring by reason of circumstances beyond the Agent's control.

B.    The Company will indemnify the Agent and its nominees against, and hold it harmless from, all liability and reasonable expense arising from any claim, action, suit, proceeding or investigation relating to (i) the services performed by the Agent as described in this Agreement, or (ii) the instructions or directions expressly furnished to the Agent relating to this Agreement by an Authorized Officer of the Company, except in each case, for any liability or expense which shall arise out of the negligence, bad faith or willful misconduct of the Agent or such nominees.

Promptly after the receipt by the Agent of notice of any demand or claim or the commencement of any claim, action, suit, proceeding or investigation, the Agent shall, if a claim in respect thereof is to be made against the Company, notify the Company thereof in writing. The Company shall be entitled to participate at its own expense in the defense of any such action, suit, proceeding or investigation, or, if it so elects at any time after receipt of such notice, it may assume the defense of any such claim, action, suit, proceeding or investigation. For the purposes of this Section 12, the term "liability and expense" means any amount paid or payable to satisfy any claim, demand, action, suit or proceeding settled with the express written consent of the Agent, and all reasonable costs and expenses, including, but not limited to, reasonable counsel fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit, proceeding or investigation.

C.    The Agent shall indemnify the Company and hold it harmless from and against, all liability and reasonable expenses arising from any claim, action, suit, proceeding or investigation, including reasonable counsel fees and disbursements, paid or incurred in investigating or defending against any such claim, action, suit, proceeding or investigation, relating to (i) the Agent's refusal or failure to comply, including any breach, with the terms of this

Agreement, or (ii) the Agent's negligence, bad faith or willful misconduct which results in the breach of any representation, warranty or agreement of the Agent hereunder; provided, however, that the Agent shall not be obligated to indemnify the Company pursuant to this Section 12(C) for any amount of liability or expenses to the extent such liability or expenses exceed 300% of the aggregate fees paid or to be paid to the Agent pursuant to this Agreement.

Promptly after the receipt by the Company of notice of any demand or claim or the commencement of any claim, action, suit, proceeding or investigation, the Company shall, if a claim in respect thereof is to be made against the Agent, notify the Agent thereof in writing. The Agent shall be entitled to participate at its own expense in the defense of any such claim, action, suit, proceeding or investigation, or, if it so elects, at any time after receipt of such notice, it may assume the defense of any such claim, action, suit, proceeding or investigation.

D.    No party to this Agreement shall, without the prior written consent of the other party hereto, effect any settlement of any pending or threatened claim, action, suit, proceeding or investigation in respect of which the other party hereto is or could have been a party and indemnity could have been sought hereunder by such other party hereto, unless such settlement includes an unconditional release of such other party hereto from all liability on claims that are the subject matter of such claim, action, suit, proceeding or investigation and does not include an admission of fault, culpability or a failure to act, by or on behalf of the other party hereto.

E.    Notwithstanding any other provision in this Agreement to the contrary, no party shall be entitled to indemnification or contribution under this Agreement in violation of Section 17(i) of the Investment Company Act.

13.    Changes in Subscription Certificate.

The Agent may, without the consent or concurrence of the Rights Holders in whose names Subscription Certificates are registered, by supplemental agreement or otherwise, concur with the Company in making any changes or corrections in a Subscription Certificate that it shall have been advised by counsel for the Company is appropriate to cure any ambiguity or to correct any defective or inconsistent provision or clerical omission or mistake or manifest error therein or herein contained, and which shall not be expressly inconsistent with the provision of the Subscription Certificate except insofar as any such change may confer additional rights upon the Rights Holders.

14.    Assignment/Delegation.

A.    Except as provided in Section 14(B) below, neither this Agreement nor any rights or obligations hereunder may be assigned or delegated by either party without the prior written consent of the other party.

B.    The Agent may, without further consent on the part of the Company, subcontract with other subcontrators for systems, processing, telephone and mailing services, and post-exchange activities, as may be required from time to time; provided, however, that (i) the Agent shall be as fully responsible to the Company for the acts and omissions of any subcontractor in the same manner and to the same extent as it is for its own acts and omissions, and (ii) no such subcontracting shall relieve the Agent of any of its obligations hereunder.

15.    Governing Law.

This Agreement, the legal relations between and among the parties hereto and the adjudication and the enforcement thereof shall be governed by and interpreted and construed in accordance with the laws of the State of New York applicable to contracts formed and to be performed entirely within the State of New York, without regard to the conflicts of law provisions thereof to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

16.    Third Party Beneficiaries.

Nothing in this Agreement is intended or shall be construed to confer upon any person other than the parties hereto and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof.

17.    No Agency Relationship.

The Agent shall act hereunder as an independent contractor and shall not be deemed the the agent or fiduciary of the Company or any of its affiliates, equity holders or creditors or of any other person, and any duties of the Agent arising out of its engagement pursuant to this Agreement shall be owed solely to the Company. Nothing in this Agreement shall constitute the Agent as a partner of or joint venturer with the Company.

18.    Consequential Damages.

Neither party to this Agreement shall be liable to the other party for any consequential, indirect, special or incidental damages under any provisions of this Agreement or for any consequential, indirect, penal, special or incidential damages arising out of any act or failure to act hereunder even if that party has been advised of or has foreseen the possibility of such damages.

19.    Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not effected in any manner materially adverse to any of the parties hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

20.    Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement, it being understood that the parties need not sign the same instrument.

21.    Captions.

The captions and descriptive headings herein are for the convenience of the parties only. They do not in any way modify, amplify, alter or give full notice of the provisions hereof.

22.    Confidentiality.

The Agent and the Company agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services set forth in Schedule B shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law. The Agent further agrees to use commercially reasonable efforts to safeguard and maintain the confidentiality of such information pertaining to the Company, and to take all necessary steps to ensure compliance with the requirements of Regulation S-P rgarding disclosure of non-public information relating to customers of the Company and/or any of its affiliates.

23.    Term and Termination; Survival.

This Agreement shall remain in effect until the earlier of (a) thirty (30) days after the Expiration Time; (b) it is terminated by the Company or the Agent upon a material breach of this Agreement by the other party, which breach remains unremedied for 30 days after written notice of such breach has been provided to such other party hereto; or (c) 30 days' written notice of termination has been provided by either party to the other party hereto. Upon termination of this Agreement, the Agent shall retain all canceled Subscription Certificates and related documentation to the extent required by applicable law; all other documentation and information shall be promptly delivered to the Company.

The provisions of Sections 12, 15, 18, 19 and 22 to 29 shall survive any termination, for any reason, of this Agreement.

24.    Notices.

Until further notice in writing by either party hereto to the other party, all written reports, notices and other communications between the Agent and the Company required or permitted hereunder shall be delivered or mailed by first class mail, postage prepaid, telecopier or overnight courier guaranteeing next day delivery, addressed as follows:

If to the Company, to:

Technology Investment Capital Corp.
8 Sound Shore Drive
Suite 255
Greenwich, CT 06830

with copies to:

Cynthia M. Krus
Sutherland Asbill & Brennan
1275 Pennsylvania Avenue, NW
Washington, DC 20004-2415

If to the Agent, to:

EquiServe Trust Company, N.A.
c/o EquiServe, Inc.
250 Royall Street
Canton, MA 02021
Attn: Reorganization Department

or

525 Washington Boulevard
Jersey City, NJ 07310
Attn: Reorganization Department

25.    Merger of Agreement.

This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supercedes any prior agreement with respect to the subject matter hereof whether oral or written.

26.    Amendment.

No term or provision of this Agreement may be amended, changed, altered or modified except by written instrument executed and delivered by the each of the parties against whom such amendment, change, alteration or modification is to be enforced.

27.    Extenstion; Waiver.

At any time, the parties hereto may, to the extent legally allowed, (a) extend the time for or waive the performance of any of the covenants, obligations or agreements of the other parties hereto, (b) waive any inaccuracies or breaches in the representations and warranties contained herein or in any certificate delivered pursuant hereto and/or (c) waive compliance with any of the conditions contained in this Agreement. Any agreement on the part of any of the parties hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed by the party or parties against whom such extension or waiver is to be enforced. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any of the parties hereto to assert any of its rights under this Agreement shall not constitute a waiver of such rights or any other rights.

28.    Jurisdiction.

Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court does not have jurisdiction, the New York State Supreme Court in the Borough of Manhattan, in any action arising out of or relating to this Agreement, agrees that all claims in respect of the action may be heard and determined in any such court and agrees not to bring any action arising out of or relating to this Agreement in any other court. In any such action, each of the parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claims that it is not subject to the jurisdiction of the above court, that such action is brought in an inconvenient forum or that the venue of such action is improper. Each of the parties hereto also agrees that any final and nonappealable judgment against a party hereto in connection with any action shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. Without limiting the foregoing, each party hereto agrees that service of process on such party at the address provided in Section 25 shall be deemed effective service of process on such party.

29.    Waiver of Jury Trial.

Each of the parties hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

30.    Force Majure.

In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, terrorists acts, equpiment failure or damage reasonably beyond its control, or other cause reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes. Performance under this Agreement shall resume when the affected party or parties are able to perform substantially that party's duties.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the day and year first above written.

EQUISERVE TRUST COMPANY, NA.

By:

Date:

Title:

EQUISERVE, INC.

By:

Date:

Title:

TECHNOLOGY INVESTMENT CAPITAL CORP.

By:

Date:

Title:

Authorized Officers

SCHEDULE A

AUTHORIZED OFFICERS

1.    Jonathan Cohen – Chief Executive Officer

2.    Saul Rosenthal – President and Chief Operating Officer

3.    Patrick Conroy – Chief Financial Officer, Chief Compliance Officer, Treasuer and Secretary

FEE AND SERVICE SCHEDULE

SCHEDULE B

FEE AND SERVICE SCHEDULE

A.    FEES FOR SERVICES *

$24,000.00	Project Management Fee*
$2.00	Per subscription form issued and mailed
$9.50	Per subscription form processed (registered and beneficial)
$15.00	Per defective subscription form received
$15.00	Per notice of guaranteed delivery received
$2.00	Per broker split certificate issued
$3.00	Per sale of right (if applicable)
$4.50	Per invoice mailed (if applicable)
$1.75	Per refund check issued and mailed (if applicable)
$5.00	Per solicitation check processed and mailed (if applicable)
$15.00	Per withdrawal of subscription certificate (if applicable)
$50.00	Per wire (if applicable)
$2,000.00	Per Pro-ration (if applicable)
$2,500.00	New York window fee for Midnight expiration (if applicable)
$3,000.00	Per offer extension
$5,000.00	Minimum charge should the project be canceled for any reason prior to the mailing of the subscription form

*

Excludes out-of-pocket expenses as described in Section C, "Items Not Covered"

B.    SERVICES COVERED

•

Designating an operational team to carry out Subscription and Information Agent duties, including document review and execution of legal agreement, review of subscription form and communication materials, project management, distribution of materials, communications and on-going project updates and reporting

•

Converting Technology Investment Capital Corp. records to EquiServe's Corporate Actions System

•

Calculating Rights to be distributed to each shareholder and printing shareholder information on the subscription form

•

Issuing and mailing subscription forms to registered shareholders

•

Requesting banks/brokers/dealers listing from the Depositary Trust Company (DTC)

•

Contacting banks/brokers/dealers to inform them of the offering and requesting the number of sets of materials they will require to distribute to their shareholders

•

Distributing requested materials to banks/brokers/dealers

•

Establishing a fulfillment telephone number to be included in the prospectus and DTC's electronic notice to banks/brokers/dealers

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Distributing additional sets of materials as requested through the fulfillment number

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Establishing a toll-free number to be included in the prospectus and DTC's electronic notice to banks/brokers/dealers to facilitate banks/brokers/dealers/shareholders telephone inquiries

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Responding to banks/brokers/dealers/shareholders telephone and correspondence inquiries

FEE AND SERVICE SCHEDULE

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Tracking and reporting the number of telephone calls received and their nature

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Tracking and reporting the number of exercises made, as required

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Processing Rights received and exercised

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Processing sale of Rights requests received

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Deposit participant checks daily and forward all participant funds to Technology Investment Capital Corp. at the end of the offering period

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Providing receipt summation of checks received

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Prorating, calculating and allocating shares upon the expiration of the offer

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Issuing and mailing stock certificates, checks and/or invoices

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Affixing legends to appropriate stock certificates, where applicable

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Calculating, issuing and mailing of proration and/or over-subscription checks if applicable

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Calculating, issuing and mailing of solicitation checks if applicable

C.    ITEMS NOT COVERED

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Items not specified in the "Services Covered" section set forth in this Agreement, including any services associated with new duties, legislation or regulatory fiat which become effective after the date of this Agreement (these will be provided on an appraisal basis)

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All out-of-pocket expenses such as telephone line charges, overprinting, certificates, checks, postage, stationery, wire transfers, and excess material disposal (these will be billed as incurred)

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Reasonable legal review fees if referred to outside counsel

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Overtime charges assessed in the event of late delivery of material for mailings unless the target mail date is rescheduled

D.    ASSUMPTIONS

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Proposal based upon document review and information known at this time about the transaction

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Significant changes made in the terms or requirements of this transaction could require modifications to this proposal

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Proposal must be executed prior to the initial mailing

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Company responsible for printing of materials (Rights Card, Prospectus and ancillary documents)

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Material to be mailed to shareholders must be received no less than five (5) business days prior to the start of the mailing project

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Interest shall accrue to Technology Investment Capital Corp. at 75% of the Federal Funds Rate

E.    PAYMENT FOR SERVICES

The Project Management Fee will be rendered and payable on the effective date of the transaction. An invoice for any out-of-pockets and per item fees realized will be rendered and payable on a monthly basis, except for postage expenses in excess of $5,000. Funds for such mailing expenses must be received one (1) business day prior to the scheduled mailing date.